Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

Enterprise Reports Earnings for First Quarter 2020;
Reduces 2020 Capital Expenditures By $1.1 Billion

Houston, Texas (Wednesday, April 29, 2020) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months ended March 31, 2020.

Enterprise reported net income attributable to limited partners of $1.4 billion, or $0.61 per unit on a fully diluted basis, for the first quarter of 2020 compared to $1.3 billion, or $0.57 per unit on a fully diluted basis, for the first quarter of 2019.  Net income for the first quarter of 2020 included an aggregate $187 million, or $0.08 per unit, of deferred income tax benefits associated with the settlement on March 5, 2020, of the Liquidity Option Agreement and the subsequent accounting for the related deferred tax liability.

Net cash flow provided by operating activities, or cash flow from operations (“CFFO”), was $2.0 billion for the first quarter of 2020 compared to $1.2 billion for the first quarter of 2019. Free Cash Flow (“FCF”) increased 78 percent to $3.4 billion for the twelve months ending March 31, 2020 versus $1.9 billion for the twelve months ending March 31, 2019.  Distributions declared with respect to the first quarter of 2020 increased 1.7 percent to $0.445 per unit, or $1.78 per unit annualized, compared to the first quarter of 2019.  Enterprise’s distributions with respect to the first quarter of 2020 represent a 49 percent payout ratio of CFFO. Enterprise’s total CFFO payout ratio, including repurchases of common units, with respect to the first quarter of 2020 was 56 percent.

Distributable Cash Flow (“DCF”) was $1.6 billion for the first quarters of both 2020 and 2019.  DCF provided 1.6 times coverage of the distribution declared with respect to the first quarter of 2020.  Enterprise retained $574 million of DCF for the first quarter of 2020.

First Quarter 2020 Highlights
	Three Months Ended March 31,
	2020	2019
($ in millions, except per unit amounts)
Operating income	$1,508	$1,626
Net income attributable to limited partners	$1,350	$1,261
Fully diluted earnings per unit	$0.61	$0.57
CFFO (1)	$2,012	$1,160
Total gross operating margin (2)	$2,048	$2,134
Adjusted EBITDA (2)	$1,979	$1,986
FCF (2)	$916	$3
DCF (2)	$1,554	$1,628

(1)
CFFO includes the impact of the timing of cash receipts and payments related to operations.  For the first quarters of 2020 and 2019, the net effect of changes in operating accounts, which are a component of CFFO, was an increase of $342 million for the first quarter of 2020 and a decrease of $560 million for the first quarter of 2019.

(2)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), FCF and DCF are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Gross operating margin, operating income and net income attributable to limited partners for the first quarter of 2020 included $30 million of non-cash, mark-to-market gains on financial instruments used in our hedging activities, primarily related to regional natural gas and crude oil price spreads, compared to $96 million of non-cash, mark-to-market gains from hedging activities in the first quarter of 2019.

•
Capital investments were $1.1 billion during the first quarter of 2020, including   $69 million of sustaining capital expenditures.  Enterprise reduced its guidance for total 2020 growth capital investments by approximately $1 billion to a range of $2.5 billion to $3.0 billion compared to original guidance.  The partnership reduced its guidance for sustaining capital expenditures for 2020 to $300 million from $400 million.

•
Using its 2019 Buyback Program, Enterprise repurchased approximately 6.4 million of its common units on the open market during the first quarter of 2020 for approximately $140 million, at a weighted-average of $22.02 per unit.  The partnership’s distribution reinvestment plan and employee unit purchase plan in the aggregate, purchased approximately 1.4 million of Enterprise common units through open market purchases during the first quarter of 2020.

•	Affiliates of Enterprise’s general partner purchased approximately 1.5 million of our common units through open market purchases during the first quarter of 2020.

First Quarter Volume Highlights	Three Months Ended March 31,
	2020	2019
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	6.9	6.5
Marine terminal volumes (million BPD)	2.0	1.8
Natural gas pipeline volumes (TBtus/d)	13.9	14.2
NGL fractionation volumes (MBPD)	1,133	969
Propylene plant production volumes (MBPD)	98	90
Fee-based natural gas processing volumes (Bcf/d)	4.7	4.8
Equity NGL production volumes (MBPD)	140	154

As used in this press release, “NGL” means natural gas liquids, “LPG” means liquefied petroleum gas, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day and “TBtus/d” means trillion British thermal units per day.

“We would like to thank the healthcare professionals on the frontlines and those in the laboratories for their compassion, tireless efforts, courage and creativity in treating those stricken with COVID-19 and developing therapies and vaccines,” said A. J. “Jim” Teague, co-CEO of Enterprise’s general partner.  “We would also like to thank first responders and local, state and federal officials for making the many tough calls to keep our communities safe and functioning during this pandemic.  I would also like to recognize our employees for their hard work, flexibility and ingenuity in keeping our midstream energy system performing reliably and responding to our customers’ needs for logistical services during these challenging times.”

Teague added, “Enterprise entered 2020 in the strongest financial position in our company’s history in terms of the credit quality of our customers, fee-based contracts, credit ratings, leverage, cash flow coverage of our distributions and liquidity.  The first quarter began with good momentum and this translated into our solid operational and financial results for the first quarter of 2020.  However, following March 6, 2020, as the coronavirus pandemic expanded, shelter-in-place mandates and travel restrictions quickly resulted in historic demand destruction for refined products and a collapse in crude oil demand.  At the same time, OPEC+ exacerbated the situation by increasing production to begin a price war in part targeting the U.S. energy industry, its jobs and its investors.  These events led to the unprecedented collapse in the May 2020 West Texas Intermediate crude oil futures contract that traded as low as a negative $40 per barrel before settling at $10.01 per barrel on April 21, a 76 percent decline from its closing price on March 6.”

“While OPEC+ recently agreed to reduce production by approximately 9.7 million BPD beginning in May 2020, this is too little, too late.  The OPEC+ production cut is a fraction of the estimated 25 million BPD of crude oil demand destruction associated with the coronavirus.”

“At this time, coronavirus impacts to the macro global economy and hydrocarbon supply and demand for the remainder of 2020 are highly uncertain.  Enterprise is adapting to this environment with the following priorities and actions:

•
The health and safety of our employees is our highest priority.  We are following the guidance from local, state and federal authorities.  We are also performing routine deep cleaning of our facilities, practicing social distancing and having office employees work remotely where practicable.  Certain of our operating facilities have gone to multiple teams working “7 days-on/7 days-off” to provide team separation, redundancy and asset reliability.

•
We completed an initial review of our capital projects and effectively reduced our planned 2020 growth capital investments by approximately $1 billion and a $100 million reduction of sustaining capital expenditures comprised of discretionary, non-integrity related projects.  We are currently in negotiations on joint ventures, which could lead to a further reduction of capital expenditures.

•	We are reviewing and prudently reducing operating expenses while maintaining our asset reliability, integrity, safety and environmental standards.
•
We enhanced our financial flexibility and liquidity with an additional $1.0 billion 364-day bank credit facility in early April 2020, which increased our liquidity at March 31, 2020 to approximately $8.0 billion on a pro forma basis.”

“The speed and intensity of this economic sudden stop for developed countries has been breathtaking.  We expect natural gas, NGL and crude oil production to decline more rapidly than in previous supply shock cycles.  We have not yet seen a material change to volumes across our system; however, we will not be immune.  In past cycles, our integrated system and storage assets have provided our customers valuable flexibility as well as being a reliable hedge by allowing us to use uncontracted capacity to capture regional price spreads and contango opportunities to partially offset headwinds in some of our fee-based businesses due to declining production.  We continue to see good demand pull from our petrochemical customers and in LPG exports.  The key to a recovery for the energy industry will be the restart of the global economy; the timing of which is unknown at this time.”

Teague concluded, “Enterprise has successfully endured through challenging economic cycles before.  We entered into this cycle in a position of strength.  With the ongoing dedication of our employees and our premier midstream energy system, we believe Enterprise will effectively manage through this period, capture opportunities and emerge stronger than ever.”

Review of First Quarter 2020 Results

Enterprise reported total gross operating margin of $2.0 billion for the first quarter of 2020 compared to $2.1 billion for the first quarter of 2019.  Included in gross operating margin for the first quarters of 2020 and 2019 were noncash, mark-to-market gains of $30 million and $96 million, respectively. Below is a review of each business segment’s performance for the first quarter of 2020.

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment increased 9 percent to $1.0 billion for the first quarter of 2020 from $959 million for the first quarter of 2019.

Gross operating margin from Enterprise’s natural gas processing business and related NGL marketing activities was $252 million for the first quarter of 2020 compared to $293 million for the first quarter of 2019.  Lower gas processing margins led to a $66 million decrease in gross operating margin from most of the partnership’s natural gas processing plants. Composite NGL prices declined 39 percent this quarter compared to the first quarter of last year, which impacted our commodity-based processing business. Fee-based natural gas processing volumes at our Permian Basin plants increased 273 MMcf/d primarily due to the expansion of the Orla processing complex that commenced operations in July 2019, and our Mentone natural gas processing plant that was placed into service in December 2019.  Total fee-based processing volumes were 4.7 Bcf/d for the first quarter of 2020 compared to 4.8 Bcf/d for the first quarter of 2019. Total equity NGL production was 140 MBPD this quarter compared to 154 MBPD for the first quarter of last year.

 Gross operating margin from Enterprise’s NGL marketing activities increased $26 million, primarily due to higher sales volumes, partially offset by lower average sales margins. Included in gross operating margin for the first quarters of 2020 and 2019 was a noncash, mark-to-market loss of $12 million and a gain of $1 million, respectively. Enterprise benefited from marketing strategies that optimized its export and storage assets in the first quarter of 2020.

Gross operating margin from the partnership’s NGL pipelines and storage business increased 17 percent, or $96 million, to $653 million for the first quarter of 2020 compared to the first quarter of 2019.  NGL pipeline transportation volumes were 3.8 million BPD in the first quarter of 2020, a 9 percent increase from 3.4 million BPD for the first quarter of 2019.

Gross operating margin from Enterprise Hydrocarbons Terminal (“EHT”) and the related Channel pipeline for the first quarter of 2020 increased $41 million compared to the first quarter of last year, primarily due to a 205 MBPD increase in LPG export volumes attributable to the expansion projects.  In total, the partnership’s NGL marine terminal volumes increased 37 percent to a record 742 MBPD for the first quarter of 2020 compared to 540 MBPD for the first quarter of 2019.

The Shin Oak NGL pipeline reported a $25 million increase in gross operating margin compared to the same quarter in 2019, primarily due to a full quarter of commercial operations and higher transportation volumes of 26 MBPD, net to our interest.  Shin Oak began commercial activities in February 2019.  The Aegis ethane pipeline contributed $19 million to the quarterly increase in gross operating margin, primarily due to a 154 MBPD increase in transportation volumes.  A 43 MBPD increase in transportation volumes led to a $14 million increase in gross operating margin for the first quarter of 2020 from the Chaparral NGL pipeline.

Partially offsetting these increases in gross operating margin was a $10 million decrease in gross operating margin from the Appalachia-to-Texas ethane pipeline (“ATEX”) for the first quarter of 2020, primarily due to a 32 MBPD decrease in transportation volume compared to the first quarter of 2019.

Enterprise’s NGL fractionation business reported a 25 percent, or $27 million, increase in gross operating margin for the first quarter of 2020 to $136 million compared to the same quarter last year.  Gross operating margin from the Hobbs NGL fractionator increased $19 million due to an 18 MBPD increase in fractionation volumes and lower maintenance costs during the first quarter of 2020.  The Hobbs fractionator had downtime and expense related to major maintenance activities in the first quarter of 2019.  Gross operating margin for the Norco NGL fractionator increased $5 million for the first quarter of 2020 compared to the first quarter of 2019, primarily due to a 13 MBPD increase in fractionation volumes and lower maintenance and other operating costs.  Gross operating margin from the partnership’s Mont Belvieu-area NGL fractionators was $112 million for both the first quarters of 2020 and 2019. An 85 MBPD increase in fractionation volumes was offset by lower product blending revenues this quarter.  The start-up of the first of two fractionation trains at our new NGL fractionation facility in Chambers County, Texas (“Frac X”) began operations in late March 2020. Total NGL fractionation volumes increased 17 percent, or 164 MBPD, to a record 1,133 MBPD in the first quarter of 2020.

Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment was $453 million for the first quarter of 2020 compared to $662 million for the first quarter of 2019.  Gross operating margin for the first quarter of 2020 includes non-cash, mark-to-market gains related to hedging activities of $11 million compared to $100 million of non-cash, mark-to-market gains included in gross operating margin for the first quarter of 2019.  Total crude oil pipeline volumes increased 7 percent to a record 2.4 million BPD for the first quarter of 2020 compared to the first quarter of 2019.  Total crude oil marine terminal volumes increased 11 percent to 985 MBPD for the first quarter of 2020 from 886 MBPD for the first quarter of last year.

Gross operating margin from our Midland-to-ECHO 1 pipeline system and related business activities was $61 million for the first quarter of 2020 compared to $167 million for the same quarter in 2019.  The decrease was primarily due to lower non-cash, mark-to-market gains of $66 million, and lower earnings from related marketing activities of $45 million.  Gross operating margin for the first quarter of 2020 from the Midland-to-ECHO 2 pipeline increased $12 million compared to the first quarter of last year, as a result of a 64 MBPD increase in transportation volumes, partially offset by higher operating costs.  The Midland-to-ECHO 2 pipeline began limited service in February 2019.

Enterprise’s share of gross operating margin associated with the Seaway pipeline decreased $17 million for the first quarter of 2020 compared to the same quarter in 2019, primarily from lower average transportation fees and a 52 MBPD decrease in transportation volumes. Gross operating margin from other crude oil marketing activities for the first quarter of 2020 decreased $118 million compared to the first quarter of 2019 due to a $95 million decrease in lower average sales margins, and a $23 million decrease from non-cash, mark-to-market activities.

Gross operating margin from our West Texas System for the first quarter of 2020 increased by $13 million to $55 million compared to the first quarter of 2019 attributable to a 74 MBPD increase in transportation volumes.  EHT reported a $15 million increase in gross operating margin for the first quarter of 2020 compared to the same quarter last year on a 64 MBPD increase in crude oil exports.

Natural Gas Pipelines & Services – Gross operating margin for the Natural Gas Pipelines & Services segment increased 7 percent to $284 million for the first quarter of 2020 compared to $264 million for the first quarter of 2019.  Gross operating margin for the first quarter of 2020 includes non-cash, mark-to-market gains related to hedging activities of $29 million compared to a less than $1 million non-cash, mark-to-market loss in the first quarter of 2019.  Total natural gas transportation volumes were 13.9 TBtus/d for the first quarter of 2020 compared to 14.2 TBtus/d for the first quarter of 2019.

Gross operating margin from Enterprise’s Permian Basin natural gas gathering system for the first quarter of 2020 increased $11 million compared to the same quarter in 2019 primarily due to higher condensate sales and a 306 BBtus/d increase in transportation volumes related to the startup of new gas plants.

Gross operating margin from the Texas Intrastate System for the first quarter of 2020 decreased $9 million compared to the first quarter of last year due to lower capacity reservation fees.  The Haynesville gathering system had a $13 million decrease in gross operating margin for the first quarter of 2020 compared to the first quarter of 2019, primarily due to lower gathering fees and a 245 BBtus/d decrease in gathering volumes.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 15 percent to $279 million for the first quarter of 2020 from $243 million for the first quarter of 2019.  Total segment pipeline transportation volumes were 712 MBPD this quarter compared to 810 MBPD for the first quarter of last year.  Refined products and petrochemical marine terminal volumes were 271 MBPD for the first quarter of 2020 compared to 338 MBPD for the first quarter of 2019.

Gross operating margin from the partnership’s octane enhancement and related plant operations, which includes our recently completed isobutane dehydrogenation (“iBDH”) plant, was a record $69 million for the first quarter of 2020.  This represents a $45 million increase compared to gross operating margin for the first quarter of 2019 and was primarily attributable to higher sales volumes and higher average sales margins, including a favorable impact from hedging activities.

Beginning in April 2020, demand for octane enhancement products such as methyl tertiary butyl ether (“MTBE”) has materially decreased due to global demand destruction for motor gasoline as a result of shelter-in-place mandates and travel restriction policies in effect to reduce the spread of the coronavirus.  We believe our octane enhancement facility will operate at low utilization rates during the second quarter until these policies are broadly rescinded.

The partnership’s propylene business reported a $6 million increase in gross operating margin for the first quarter of 2020 compared to the first quarter of last year.  Gross operating margin for our propane dehydrogenation(“PDH 1”) facility for the first quarter of 2020 increased $12 million compared to the first quarter of 2019 primarily due to higher propylene sales margins and a 5 MBPD increase in propylene production volumes.  The Mont Belvieu propylene splitters had a $4 million decrease in gross operating margin for the first quarter of 2020 due to downtime for major maintenance of Splitter IV during the first quarter of this year. Total propylene production volumes were 98 MBPD this quarter compared to 90 MBPD for the first quarter of 2019.

Gross operating margin from butane isomerization and related operations decreased $8 million for the first quarter of 2020 compared to the first quarter of 2019 primarily due to lower average by-product sales.  Refined products pipelines and related activities had a $7 million decrease in gross operating margin principally from lower storage revenues at the Beaumont terminals.  Terminal volumes at Beaumont for the first quarter of 2020 decreased a net 36 MBPD compared to the first quarter of last year.

Capitalization

Total debt principal outstanding at March 31, 2020 was $29.9 billion, including $2.6 billion of junior subordinated notes, to which the debt rating agencies ascribe partial equity content.  At March 31, 2020, Enterprise had consolidated liquidity of approximately $7.0 billion, which was comprised of unrestricted cash on hand and available borrowing capacity under our revolving credit facilities.  On April 3, 2020, Enterprise increased its liquidity when its subsidiary, Enterprise Products Operating LLC (“EPO”) entered into an additional 364-day revolving credit agreement, which provides us with an incremental $1.0 billion of borrowing capacity. On a pro forma basis at

March 31, 2020, Enterprise’s liquidity would have been $8.0 billion after giving effect to the additional borrowing capacity of the new 364-day revolving credit agreement.

In total, capital investments for the first quarter of 2020 were $1.1 billion, which included $69 million of sustaining capital expenditures.  For 2020, we currently expect to reduce our growth capital investments by approximately $1 billion to a range of $2.5 billion to $3.0 billion compared to previous guidance.  We expect our sustaining capital expenditures for 2020 will be $100 million lower compared to previous guidance to $300 million.  Based solely on sanctioned projects, we currently expect growth capital investments for 2021 and 2022 to be approximately $2.5 billion and $1.5 billion, respectively.  These amounts do not include capital investments associated with our proposed SPOT deepwater offshore crude oil terminal, which remains subject to governmental approvals.  We do not expect to receive governmental approvals for SPOT during 2020.  We are currently in negotiations on joint ventures, which negotiations could lead to a further reduction of Enterprise’s planned growth capital investments for 2020, 2021 and 2022.

Conference Call to Discuss First Quarter 2020 Earnings

Enterprise will host a conference call today to discuss first quarter 2020 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, FCF, DCF and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and export and import terminals; crude oil  gathering, transportation, storage and export and import terminals; petrochemical and refined products transportation, storage, export and import terminals and related services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 50,000 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, direct and indirect effects of the COVID-19 pandemic, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
               Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2020	2019	2020
Revenues	$7,482.5	$8,543.5	$31,728.2
Costs and expenses:
Operating costs and expenses	6,060.3	7,019.7	26,102.4
General and administrative costs	55.5	52.2	215.0
Total costs and expenses	6,115.8	7,071.9	26,317.4
Equity in income of unconsolidated affiliates	140.8	154.6	549.2
Operating income	1,507.5	1,626.2	5,960.0
Other income (expense):
Interest expense	(317.5)	(277.2)	(1,283.3)
Other, net	5.8	(56.3)	(40.9)
Total other expense, net	(311.7)	(333.5)	(1,324.2)
Income before income taxes	1,195.8	1,292.7	4,635.8
Benefit from (provision for) income taxes	179.2	(12.3)	145.9
Net income	1,375.0	1,280.4	4,781.7
Net income attributable to noncontrolling interests	(24.9)	(19.9)	(100.8)
Net income attributable to limited partners	$1,350.1	$1,260.5	$4,680.9
Per unit data (fully diluted):
Earnings per unit	$0.61	$0.57	$2.12
Average limited partner units outstanding (in millions)	2,204.0	2,199.5	2,202.8

Supplemental financial data:
Net cash flow provided by operating activities	$2,012.2	$1,160.4	$7,372.3
Cash flows used in investing activities	$1,071.7	$1,174.5	$4,472.7
Cash flows provided by (used in) financing activities	$765.1	$(288.5)	$(891.5)
Total debt principal outstanding at end of period	$29,896.4	$27,115.6	$29,896.4

Non-GAAP Distributable Cash Flow (1)	$1,553.6	$1,628.4	$6,549.1
Non-GAAP Adjusted EBITDA (2)	$1,978.7	$1,985.8	$8,110.2
Non-GAAP Free Cash Flow (3)	$915.8	$2.7	$3,384.7
Gross operating margin by segment:
NGL Pipelines & Services	$1,042.0	$959.2	$4,152.6
Crude Oil Pipelines & Services	452.9	662.3	1,878.4
Natural Gas Pipelines & Services	283.8	264.3	1,082.1
Petrochemical & Refined Products Services	278.5	242.6	1,105.5
Total segment gross operating margin (4)	2,057.2	2,128.4	8,218.6
Net adjustment for shipper make-up rights (5)	(9.7)	5.3	(39.1)
Non-GAAP total gross operating margin (6)	$2,047.5	$2,133.7	$8,179.5

(1) See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(2) See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(3) See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(4) Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(5) Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.
(6) See Exhibit G for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.	Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2020	2019	2020
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,762	3,436	3,694
NGL marine terminal volumes (MBPD)	742	540	675
NGL fractionation volumes (MBPD)	1,133	969	1,095
Equity NGL production (MBPD) (2)	140	154	140
Fee-based natural gas processing (MMcf/d) (3,4)	4,659	4,758	4,712
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,393	2,227	2,341
Crude oil marine terminal volumes (MBPD)	985	886	969
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (5)	13,854	14,197	14,113
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	98	90	99
Butane isomerization volumes (MBPD)	105	111	108
Standalone DIB processing volumes (MBPD)	105	93	103
Octane enhancement and related plant sales volumes (MBPD) (6)	34	24	39
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	712	810	716
Refined products and petrochemicals marine terminal volumes (MBPD)	271	338	303
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	6,867	6,473	6,751
Natural gas pipeline transportation volumes (BBtus/d)	13,854	14,197	14,113
Equivalent pipeline transportation volumes (MBPD) (7)	10,513	10,209	10,465
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,998	1,764	1,947

(1) Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2) Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3) Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4) Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d. For the second, third and fourth quarters of 2019, fee-based natural gas processing volumes measured in this manner were 4,705 MMcf/d, 4,724 MMcf/d and 4,763 MMcf/d, respectively, and averaged 4,738 MMcf/d for 2019.
(5) “BBtus/d” means billion British thermal units per day.
(6) Reflects aggregate sales volumes for our octane additive and iBDH facilities located at our Mont Belvieu complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.
(7) Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2019 by quarter:
1st Quarter	$3.15	$0.30	$0.67	$0.82	$0.85	$1.16	$0.38	$0.24
2nd Quarter	$2.64	$0.21	$0.55	$0.63	$0.65	$1.21	$0.37	$0.24
3rd Quarter	$2.23	$0.17	$0.44	$0.51	$0.66	$1.06	$0.38	$0.23
4th Quarter	$2.50	$0.19	$0.50	$0.68	$0.82	$1.20	$0.35	$0.21
2019 Averages	$2.63	$0.22	$0.54	$0.66	$0.75	$1.16	$0.37	$0.23

2020 by quarter:
1st Quarter	$1.95	$0.14	$0.37	$0.57	$0.63	$0.93	$0.31	$0.18

(1) Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2) NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3) Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Chemical, a division of IHS Inc. (“IHS Chemical”). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS Chemical.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel (1)	$/barrel (2)	$/barrel (2)	$/barrel (3)
2019 by quarter:
1st Quarter	$54.90	$53.70	$61.19	$62.35
2nd Quarter	$59.81	$57.62	$66.47	$67.07
3rd Quarter	$56.45	$56.12	$59.75	$60.64
4th Quarter	$56.96	$57.80	$60.04	$60.76
2019 Averages	$57.03	$56.31	$61.86	$62.71

2020 by quarter:
1st Quarter	$46.17	$45.51	$47.81	$48.15

(1) West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2) Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3) Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.35 per gallon during the first quarter of 2020 versus $0.57 per gallon for the first quarter of 2019.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  A change in our consolidated marketing revenues due to lower energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable decreases in the purchase prices of the underlying energy commodities.

Enterprise Products Partners L.P.		Exhibit D
Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,
	2020	2019
Free Cash Flow (“FCF”)
Net cash flow provided by operating activities (GAAP)	$2,012.2	$1,160.4
Adjustments to reconcile net cash flow provided by operating activities to FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(1,071.7)	(1,174.5)
Cash contributions from noncontrolling interests	5.2	34.8
Cash distributions paid to noncontrolling interests	(29.9)	(18.0)
FCF (non-GAAP)	$915.8	$2.7

	For the Twelve Months Ended March 31,
	2020	2019
Net cash flow provided by operating activities (GAAP)	$7,372.3	$6,053.1
Adjustments to reconcile net cash flow provided by operating activities to FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(4,472.7)	(4,337.0)
Cash contributions from noncontrolling interests	603.2	272.8
Cash distributions paid to noncontrolling interests	(118.1)	(84.2)
FCF (non-GAAP)	$3,384.7	$1,904.7

FCF is a measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF appropriately reflects the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.			Exhibit E
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2020	2019	2020
Distributable Cash Flow (“DCF”)
Net income attributable to limited partners (GAAP)	$1,350.1	$1,260.5	$4,680.9
Adjustments to net income attributable to limited partners to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	509.0	474.5	1,983.8
Cash distributions received from unconsolidated affiliates	137.2	143.5	625.0
Equity in income of unconsolidated affiliates	(140.8)	(154.6)	(549.2)
Asset impairment and related charges	1.6	4.8	129.6
Change in fair market value of derivative instruments	(29.5)	(96.3)	94.0
Change in fair value of Liquidity Option Agreement	2.3	57.8	64.1
Deferred income tax expense (benefit)	(184.1)	1.8	(165.9)
Sustaining capital expenditures (1)	(68.9)	(61.6)	(332.5)
Other, net	9.4	(3.7)	33.1
Subtotal DCF, before proceeds from asset sales and monetization of interest rate derivative instruments accounted for as cash flow hedges	1,586.3	1,626.7	6,562.9
Proceeds from asset sales	0.6	1.7	19.5
Monetization of interest rate derivative instruments accounted for as cash flow hedges	(33.3)	–	(33.3)
DCF (non-GAAP)	$1,553.6	$1,628.4	$6,549.1
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	341.7	(559.8)	444.1
Sustaining capital expenditures	68.9	61.6	332.5
Other, net	48.0	30.2	46.6
Net cash flow provided by operating activities (GAAP)	$2,012.2	$1,160.4	$7,372.3

(1) Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

DCF is an important non-GAAP liquidity measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.

Enterprise Products Partners L.P.			Exhibit F
Adjusted EBITDA - UNAUDITED
($ in millions)			For the Twelve Months Ended March 31,
	For the Three Months Ended March 31,
	2020	2019	2020
Net income (GAAP)	$1,375.0	$1,280.4	$4,781.7
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses	494.5	461.1	1,927.7
Interest expense, including related amortization	317.5	277.2	1,283.3
Cash distributions received from unconsolidated affiliates	137.2	143.5	625.0
Equity in income of unconsolidated affiliates	(140.8)	(154.6)	(549.2)
Asset impairment and related charges	1.6	4.8	129.6
Provision for (benefit from) income taxes	(179.2)	12.3	(145.9)
Change in fair market value of commodity derivative instruments	(29.5)	(96.3)	(0.9)
Change in fair value of Liquidity Option Agreement	2.3	57.8	64.1
Other, net	0.1	(0.4)	(5.2)
Adjusted EBITDA (non-GAAP)	1,978.7	1,985.8	8,110.2
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(317.5)	(277.2)	(1,283.3)
Benefit from (provision for) income taxes	179.2	(12.3)	145.9
Deferred income tax expense (benefit)	(184.1)	1.8	(165.9)
Net effect of changes in operating accounts, as applicable	341.7	(559.8)	444.1
Other, net	14.2	22.1	121.3
Net cash flow provided by operating activities (GAAP)	$2,012.2	$1,160.4	$7,372.3

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.			Exhibit G
Gross Operating Margin – UNAUDITED
($ in millions)			For the Twelve Months Ended March 31,
	For the Three Months Ended March 31,
	2020	2019	2020
Total gross operating margin (non-GAAP)	$2,047.5	$2,133.7	$8,179.5
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses	(482.8)	(450.9)	(1,880.2)
Asset impairment and related charges in operating costs and expenses	(1.6)	(4.8)	(129.5)
Net gains (losses) attributable to asset sales in operating costs and expenses	(0.1)	0.4	5.2
General and administrative costs	(55.5)	(52.2)	(215.0)
Total operating income (GAAP)	$1,507.5	$1,626.2	$5,960.0

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses, (ii) impairment charges, (iii) gains and losses attributable to asset sales, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (5) to Exhibit A of this press release.

Enterprise Products Partners L.P.			Exhibit H
Capital Investments – UNAUDITED
($ in millions)			For the Twelve Months Ended March 31,
	For the Three Months Ended March 31,
	2020	2019	2020
Capital investments:
Capital expenditures	$1,079.5	$1,148.9	$4,462.3
Investments in unconsolidated affiliates	3.3	29.1	85.8
Other investing activities	2.9	2.7	16.3
Total capital investments, cash and non-cash	$1,085.7	$1,180.7	$4,564.4